CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Buffered Jump Securities due 2017	$15,000,000	$1,510.50

September 2016 Pricing Supplement No. 1,074 Registration Statement No. 333-200365 Dated September 23, 2016 Filed pursuant to Rule 424(b)(2)

Buffered Jump Securities with Downside Factor and Principal Exposure due October 12, 2017

Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

The Buffered Jump Securities with Downside Factor and Principal Exposure, which we refer to as the securities, offer the opportunity to earn a return based on the performance of the 10-Year U.S. Dollar ICE Swap Rate (the “reference rate”). The terms of the securities differ from those of ordinary debt securities. Ordinary debt securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of principal at maturity, subject to the credit risk of the issuer, and the payment of interest that depends on the interest rate to which such securities are linked. Any decline in such interest rate would potentially affect the interest payable on such securities, but would not adversely affect the payment at maturity. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the repayment of any principal at maturity. Instead, at maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the reference rate, as determined on the valuation date. If the final reference rate is greater than or equal to the threshold reference rate of 60% of the initial reference rate, you will receive at maturity the stated principal amount plus the fixed upside payment of $90.00 per security. However, if the final reference rate has declined to less than the threshold reference rate as of the valuation date, the payment due at maturity will be reduced by 1.666667% for every 1% decline beyond the threshold reference rate and, accordingly, may be less, and possibly significantly less, than the stated principal amount of the securities. A very small absolute change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 2.000%, if the final reference rate were to decline by only one percentage point to 1.000%, while the absolute change in the rate is only 1.00%, that move actually represents a 50% decline from the initial reference rate, and you would lose approximately 16.67% of the stated principal amount. The securities are for investors who seek a return based on changes in the reference rate and who are willing to risk their principal if the reference rate declines below the threshold reference rate and forgo current income and upside above the fixed upside payment at maturity in exchange for the fixed upside payment if the final reference rate is greater than or equal to the threshold reference rate. You could lose the entire principal amount of your investment in the securities. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$15,000,000
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	September 23, 2016
Original issue date:	September 28, 2016 (3 business days after the pricing date)
Maturity date:	October 12, 2017
Interest:	None
Reference rate:	The 10-Year U.S. Dollar ICE Swap Rate (10CMS). Please see “Additional Provisions—Reference Rate” below.
Payment at maturity:

▪ If the final reference rate is greater than or equal to the threshold reference rate:

$1,000 + the fixed upside payment

▪ If the final reference rate is less than the threshold reference rate:

$1,000 + [$1,000 × (reference rate performance factor + buffer amount) × downside factor]

Because the reference rate performance factor will be less than 60% in this scenario, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $1,000 and could be zero.

Fixed upside payment:	$90.00 per security (9.00% of the stated principal amount)
Minimum payment at maturity:	None
Reference rate performance factor:	(final reference rate – initial reference rate ) / initial reference rate
Initial reference rate:	1.465, which is the reference rate on the pricing date
Final reference rate:	The reference rate on the valuation date; provided that if the scheduled valuation date is not a U.S. government securities business day, the final reference rate shall be the reference rate level on the U.S. government securities business day immediately preceding the scheduled valuation date. In no event, however, will the final reference rate be less than 0%.
Threshold reference rate:	0.879, which is 60% of the initial reference rate
Buffer amount:	40%
Downside factor:	1.666667
Valuation date:	October 10, 2017
Specified currency:	U.S. dollars
CUSIP / ISIN:	61760QKB9 / US61760QKB94
Book-entry or certificated security:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services LLC
Trustee:	The Bank of New York Mellon
Estimated value on the pricing date:	$986.90 per security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)(3)
Per security	$1,000	$10	$990
Total	$15,000,000	$150,000	$14,850,000
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities.

(2)	Please see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in these preliminary terms for information about fees and commissions.

(3)	See “Use of Proceeds and Hedging” on page 13.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commssion and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated November 19, 2014   Prospectus dated February 16, 2016

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

Buffered Jump Securities with Downside Factor and Principal Exposure due October 12, 2017
Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Investment Summary

Buffered Jump Securities

Principal at Risk Securities

The Buffered Jump Securities with Downside Factor and Principal Exposure, which we refer to as the securities, offer the opportunity to earn a return based on the performance of the 10-Year U.S. Dollar ICE Swap Rate (the “reference rate”). Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the repayment of any principal at maturity. Instead, at maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the reference rate, as determined on the valuation date. If the final reference rate is greater than or equal to the threshold reference rate of 60% of the initial reference rate, you will receive at maturity the stated principal amount plus the fixed upside payment of $90.00 per security. However, if the final reference rate has declined to less than the threshold reference rate as of the valuation date, the payment due at maturity will be reduced by 1.666667% for every 1% decline beyond the threshold reference rate and, accordingly, may be less, and possibly significantly less, than the stated principal amount of the securities. Accordingly, you could lose the entire principal amount of your investment in the securities.

Maturity:	Approximately 54 weeks
Fixed upside payment:	$90.00 per security (9.00% of the stated principal amount)
Threshold reference rate:	60% of the initial reference rate
Buffer amount:	40%
Downside factor:	1.666667
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None

The stated principal amount and issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than the issue price. We estimate that the value of each security on the pricing date is $986.90.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to 10CMS. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to 10CMS, instruments based on 10CMS, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the fixed upside payment, the buffer amount and the downside factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to interest rates and 10CMS, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

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Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Key Investment Rationale

This investment does not pay interest but offers a fixed positive return of 9.00% if the reference rate does not decline by more than 40% from its initial reference rate over the term of the securities. However, if the reference rate has declined by more than 40% from its initial reference rate as of the valuation date, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Upside Scenario	If the final reference rate is greater than or equal to the threshold reference rate, which is equal to 60% of the initial reference rate, the payment at maturity for each security will be equal to $1,000 plus the fixed upside payment of $90.00 per security.
Downside Scenario	If the final reference rate is less than the threshold reference rate, which means that 10CMS has declined below the threshold reference rate of 60%, you will lose 1.666667% for every 1% decline beyond the threshold reference rate (e.g., a 50% depreciation in 10CMS will result in a payment at maturity of $833.33 per security). A very small absolute change in the reference rate can result in a significant loss on the securities. Investors will lose some, and may lose all, of their principal in this scenario.

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Buffered Jump Securities with Downside Factor and Principal Exposure due October 12, 2017
Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

Additional Provisions

Reference Rate

What is the 10-Year U.S. Dollar ICE Swap Rate?

The 10-Year U.S. Dollar ICE Swap Rate (which we refer to as “10CMS”) is, on any day, the fixed rate of interest payable on an interest rate swap with a 10-year maturity as reported on Reuters Page ICESWAP1 or any successor page thereto at approximately 11:00 a.m. New York City time for such day. This rate is one of the market-accepted indicators of medium to longer-term interest rates.

The rate reported on Reuters Page ICESWAP1 (or any successor page thereto) is calculated by ICE Benchmark Administration Limited based on tradeable quotes for the related interest rate swap of the relevant tenor that is sourced from electronic trading venues.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

CMS Rate Fallback Provisions

If the reference rate is not displayed by approximately 11:00 a.m. New York City time on the Reuters Page ICESWAP1 on any day on which the level of the reference rate must be determined, the rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a 10 year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD LIBOR with a designated maturity of three months. The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate. If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the reference rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

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Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

How the Buffered Jump Securities with Downside Factor and Principal Exposure Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the reference rate. The actual initial reference rate and threshold level are set forth on the cover of this document. The diagram is based on the following terms:

Stated principal amount:	$1,000 per security
Fixed upside payment:	$90.00 per security (9.00% of the stated principal amount)
Buffer amount:	40%
Downside factor:	1.666667
Hypothetical initial reference rate:	1.6000%
Hypothetical threshold reference rate:	0.9600%, which is equal to 60% of the hypothetical initial reference rate
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.

As indicated in the payoff diagram below, a very small absolute change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 1.6000%, if the final reference rate were to decline by 0.9600 percentage points to 0.6400%, which represents a 60% decline from the hypothetical initial reference rate, investors would lose 33.33% of the stated principal amount. Investors may lose up to 100% of the stated principal amount of the securities.

Buffered Jump Securities with Downside Factor and Principal Exposure Payoff Diagram

How it works

▪	Upside Scenario. If the final reference rate is greater than or equal to the threshold reference rate, the investor would receive the $1,000 stated principal amount plus the fixed upside payment per security.

▪	Downside Scenario. If the final reference rate has declined below the threshold reference rate of 60%, the payment at maturity would be less than the stated principal amount of $1,000 and you will lose 1.666667% for every 1% decline beyond the threshold reference rate. A very small absolute change in the reference rate can result in a significant loss on the securities. Investors will lose some, and may lose all, of their principal in this scenario.

o	For example, assuming an initial reference rate of 1.6000%, if the final reference rate has declined by 1.2000 percentage points to 0.4000%, which represents a 75% decline from the initial reference rate, the total payment on the securities would be approximately $496.67 per security, representing only 41.67% of the stated principal amount.

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Based on the 10-Year U.S. Dollar ICE Swap Rate

Principal at Risk Securities

What Is the Return on the Securities at Maturity, Assuming a Range of Performances for the Reference Rate?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical return at maturity on the securities. The return on the securities is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000. The table and examples set forth below assume a hypothetical initial reference rate of 1.6000% and a hypothetical threshold reference rate of 0.9600% (equal to 60% of the hypothetical initial reference rate), which represents a decrease of only 0.6400 percentage points. Accordingly, a very small absolute change in the reference rate can result in a significant loss on the securities, because the return on the securities is based on the percentage change of the reference rate from the pricing date to the valuation date rather than the absolute change in the level of the reference rate. The actual initial reference rate and threshold reference rate are set forth on the cover of this document. The returns set forth below are for illustrative purposes only and may not be the actual return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final reference rate	Reference rate performance factor	Payment at maturity	Return on securities
2.400%	50.00%	$1,090.00	9.00%
2.240%	40.00%	$1,090.00	9.00%
2.080%	30.00%	$1,090.00	9.00%
1.920%	20.00%	$1,090.00	9.00%
1.760%	10.00%	$1,090.00	9.00%
1.680%	5.00%	$1,090.00	9.00%
1.640%	2.50%	$1,090.00	9.00%
1.616%	1.00%	$1,090.00	9.00%
1.600%	0.00%	$1,090.00	9.00%
1.520%	-5.00%	$1,090.00	9.00%
1.440%	-10.00%	$1,090.00	9.00%
1.360%	-15.00%	$1,090.00	9.00%
1.280%	-20.00%	$1,090.00	9.00%
1.120%	-30.00%	$1,090.00	9.00%
0.960%	-40.00%	$1,090.00	9.00%
0.800%	-50.00%	$833.33	-16.67%
0.640%	-60.00%	$666.67	-33.33%
0.480%	-70.00%	$500.00	-50.00%
0.320%	-80.00%	$333.33	-66.67%
0.160%	-90.00%	$166.67	-83.33%
0.000%	-100.00%	$0.00	-100.00%

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Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and return on the securities in different hypothetical scenarios are calculated.

Example 1: The reference rate increases by 0.800 percentage points from the initial reference rate of 1.6000% to a final reference rate of 2.4000%, which represents a 50.00% increase from the initial reference rate.

Because the final reference rate is greater than or equal to the threshold reference rate, the payment at maturity is equal to $1,090.00 per security, calculated as follows:

$1,000 + fixed upside payment

$1,000 + $90.00 = $1,090.00

Although the reference rate increased by 50.00% from its initial reference rate to its final reference rate in this example, the return is limited to the fixed upside payment of $90.00 (9.00% of the stated principal amount). The return on the securities is 9.00%.

Example 2: The reference rate decreases by 0.160 percentage points from the initial reference rate of 1.6000% to a final reference rate of 1.4400%, which represents a 10.00% decrease from the initial reference rate.

Because the final reference rate is greater than or equal to the threshold reference rate, the payment at maturity is equal to $1,090.00 per security, calculated as follows:

$1,000 + fixed upside payment

$1,000 + $90.00 = $1,090.00

Although the reference rate decreased by 10% from its initial reference rate to its final reference rate in this example, because the reference rate has not decreased by more than the buffer amount of 40%, you receive the fixed upside payment at maturity and the return on the securities is 9.00%.

Example 3: The reference rate decreases by 1.1200 percentage points from the initial reference rate of 1.6000% to a final reference rate of 0.4800%, which represents a 70.00% decrease from the initial reference rate.

Because the final reference rate is less than the threshold reference rate, the payment at maturity is equal to $500 per $1,000 security, calculated as follows:

$1,000 + [$1,000 × (reference rate performance factor + buffer amount) × downside factor]

= $1,000 + [$1,000 × (–70% + 40%) × 1.666667]

= $1,000 + [$1,000 × -30% × 1.666667]

= $500

The return on the securities in this example is -50%.

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Principal at Risk Securities

Historical Information

The following graph sets forth the historical percentage levels of the reference rate for the period from January 1, 2006 to September 23, 2016. The historical levels of the reference rate should not be taken as an indication of its future performance. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

When reviewing the historical performance of the reference rate in the below graph, it is important to understand that a very small absolute percentage-point change in the reference rate can result in a significant loss on the securities. For example, assuming a hypothetical initial reference rate of 1.6000%, the threshold reference rate would be equal to 0.9600% (60% of the hypothetical initial reference rate), which represents a decrease of only 0.6400 percentage points. If the final reference rate is less than the threshold reference rate, you will lose some or a substantial part of your investment. Investors may lose up to 100% of the stated principal amount of the securities.

* The red solid line in the graph indicates the threshold reference rate of 0.879, which is 60% of the initial reference rate of 1.465.

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Principal at Risk Securities

Risk Factors

An investment in the securities entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the reference rate, and other events that are difficult to predict and beyond the issuer’s control. This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪	The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities. Ordinary debt securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of principal at maturity, subject to the credit risk of the issuer, and the payment of interest that depends on the interest rate to which such securities are linked. Any decline in such interest rate would potentially affect the interest payable on such securities, but would not adversely affect the payment at maturity. Unlike ordinary debt securities, the securities do not pay any interest and do not guarantee the return of any of the principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that depends upon the final reference rate. If the reference rate declines to below the threshold reference rate of 60%, the payment due at maturity will be reduced by 1.666667% for every 1% decline beyond the threshold reference rate and, accordingly, may be less, and possibly significantly less, than the stated principal amount of the securities. A very small absolute percentage-point change in the reference rate can result in a significant loss on the securities. For example, assuming an initial reference rate of 2.000%, if the final reference rate were to decline by only one percentage point to 1.000%, which represents a 50% decline from the initial reference rate, investors would lose approximately 16.67% of the stated principal amount. As there is no minimum payment at maturity on the securities, you could lose up to 100% of the stated principal amount of the securities. See “How the Buffered Jump Securities with Downside Factor and Principal Exposure Work” above.

▪	The potential return on the securities is limited to the fixed upside payment. Any positive return on your securities will not exceed the fixed upside payment, regardless of any increase in the reference rate, which may be significant. Assuming a fixed upside payment of 9.00%, the payment at maturity will under no circumstances exceed $1,090.00 per $1,000 stated principal amount of securities.

▪	The historical performance of the reference rate is not an indication of future performance. The historical performance of the reference rate should not be taken as an indication of future performance during the term of the securities. Changes in the levels of the reference rate will affect the trading price of the securities, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the reference rate will not decline below the threshold reference rate, in which case you will lose money on your investment.

▪	Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our ability to pay all amounts due on the securities at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. The securities are not guaranteed by any other entity. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

▪	The reference rate will be affected by a number of factors. A number of factors can affect the reference rate, including but not limited to:

▪	changes in, or perceptions, about the future reference rate;

▪	general economic conditions: the economic, financial, political, regulatory and judicial events that affect financial markets generally will affect the reference rate;

▪	prevailing interest rates: the reference rate is subject to daily fluctuations depending on prevailing interest rates in the market generally; and

▪	policies of the Federal Reserve Board regarding interest rates.

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Principal at Risk Securities

These and other factors may have a negative impact on the payment at maturity and on the value of the securities prior to maturity.

▪	The reference rate may be volatile. The reference rate is subject to volatility due to a variety of factors affecting interest rates generally, including but not limited to:

▪	sentiment regarding the U.S. and global economies;

▪	expectations regarding the level of price inflation;

▪	sentiment regarding credit quality in the U.S. and global credit markets;

▪	central bank policy regarding interest rates; and

▪	performance of capital markets.

The reference rate may be volatile, and even a very small absolute change in the reference rate can result in a significant loss on the securities. Accordingly, volatility of the reference rate may adversely affect your return on the securities.

▪	The price at which the securities may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference rate, (ii) volatility of the level of the reference rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. Depending on the actual or anticipated level of the reference rate, the market value of the securities may decrease, and you may receive substantially less than 100% of the issue price if you are able to sell your securities prior to maturity.

▪	The amount payable on the securities is not linked to the level of the reference rate at any time other than the valuation date. The final reference rate will be the reference rate on the valuation date. Even if the level of the reference rate appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the reference rate prior to such drop. Although the actual level of the reference rate on the stated maturity date or at other times during the term of the securities may be higher than the final reference rate, the payment at maturity will be based solely on the reference rate on the valuation date.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

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▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Morgan Stanley & Co. LLC, which is a subsidiary of the issuer, has determined the estimated value on the pricing date. MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities. They also expect to hedge the issuer’s obligations under the securities. The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the reference rate specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market value of the securities. In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the securities and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, MS & Co. has determined the initial reference rate and the threshold reference rate, and will determine the final reference rate, the reference rate performance factor and the payment that you will receive at maturity, if any. Any of these determinations made by the calculation agent may adversely affect the payout to investors. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the reference rate. These potentially subjective determinations may adversely affect the payout to you on the securities. For further information regarding these types of determinations, see “Additional Provisions―Reference Rate” and related definitions above.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that is an “open transaction.” We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Because the securities provide for the return of principal except where the final reference rate is below the threshold reference rate, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other comparable securities that do not contain similar provisions. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

Even if a security is properly treated as a single financial contract that is an "open transaction," there is uncertainty regarding whether gain or loss recognized upon settlement at maturity should be treated as capital gain or loss or as

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ordinary gain or loss (which, in the case of loss, is potentially subject to the 2% floor on “miscellaneous itemized deductions”).

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Use of Proceeds and Hedging

The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the securities against payment therefor in New York, New York on September 28, 2016, which will be the third scheduled business day following the date of the pricing of the securities.

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is our wholly owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

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Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities shall be an amount in cash equal to the value of such security on the day that is two business days prior to the date of such acceleration, as determined by the calculation agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the calculation agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the pricing date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such security. Because the calculation agent will take into account movements in market interest rates, any increase in market interest rates since the pricing date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the default amount.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016.

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Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•	purchase the securities in the original offering; and

•	hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that is an “open transaction.”  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

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•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Sale or Exchange of the Securities. Upon a sale or exchange of the securities prior to maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder’s tax basis in the securities sold or exchanged. Any such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale or exchange, and should be short-term capital gain or loss otherwise.

Settlement of the Securities at Maturity. Upon settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the settlement and the U.S. Holder’s tax basis in the securities. Although not free from doubt in light of the lack of clear authority addressing the treatment of the settlement of instruments such as the securities, any such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the settlement, and should be short-term capital gain or loss otherwise. However, the IRS may assert that any gain or loss recognized by a U.S. Holder upon settlement of the securities should be treated as ordinary gain or loss. In the event of an ordinary loss to a U.S. Holder that is an individual, any deduction arising from the loss may be subject to the 2% floor on “miscellaneous itemized deductions.” You should consult your tax adviser regarding the character of gain or loss recognized upon a settlement of the securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. Because the securities provide for the return of principal except where the final reference rate is below the threshold reference rate, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other comparable securities that do not contain similar provisions.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

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Backup withholding may apply in respect of the payment on the securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the securities as set forth above is respected (including the characterization of the gain recognized at settlement of the securities at maturity as capital gain), and subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion regarding the possible application of FATCA, if all or any portion of the securities were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been satisfied with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an applicable IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the securities, possibly on a retroactive basis. Non-U.S. Holders

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should note that we currently do not intend to withhold on any payment made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income. If the securities were recharacterized as debt instruments, this legislation would apply to any payment of amounts treated as interest. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 19, 2014

Prospectus dated February 16, 2016

Terms used but not defined in this pricing supplement are defined in the prospectus supplement or in the prospectus. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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